EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

James L. Wainscott to Retire as President and CEO of AK Steel Effective January 1, 2016

Roger K. Newport Appointed CEO and a Member of the Board
Kirk W. Reich Appointed President and COO
James L. Wainscott to Continue as Chairman of the Board

West Chester, OH, October 27, 2015 - AK Steel (NYSE: AKS) today announced that James L. Wainscott, who has served as President and CEO since October of 2003 and Chairman of the Board since January of 2006, has announced his intention to retire as President and Chief Executive Officer, effective January 1, 2016. He will continue to serve as Executive Chairman, President and CEO of the company until his retirement on January 1, 2016, after which he will continue to serve as Chairman of the Board of Directors in a Non-Executive capacity.
Related to this change, the AK Steel Board of Directors made the following appointments, effective January 1, 2016:

•	Roger K. Newport, age 50, is appointed Chief Executive Officer and a Member of the Board of Directors;

•	Kirk W. Reich, age 47, is appointed President and Chief Operating Officer reporting to Roger Newport; and,

•	James L. Wainscott, age 58, will continue to serve as Chairman of the Board of Directors.

Upon the appointment of Mr. Newport as CEO, Mr. Wainscott remarked: “Roger Newport is a fabulous choice to lead AK Steel as our company’s next CEO. He has the vision, strategic focus and the tenacity necessary to lead our company into the future. I am confident that Roger will do an excellent job in designing and executing our company’s strategy, and his leadership will help position the company for sustained success in the years ahead. He will do a terrific job as CEO on behalf of AK Steel’s employees, customers, shareholders and other important constituents.”
Commenting on the appointment of Mr. Reich as President and COO, Mr. Wainscott said: “Kirk Reich is a terrific choice to serve as AK Steel’s next President and COO. He embraces our company’s culture, heritage and tradition of manufacturing some of the finest quality carbon, stainless and electrical steels available anywhere. I am confident that Kirk will do an excellent job in his new roles while maintaining the company’s focus on industry-leading safety, quality and productivity measures, and serving customers better than any other steelmaker.”
Mr. Wainscott continued, “These moves are part of a planned succession process at the company. In Roger and Kirk, I am fortunate to pass on the leadership torch to these two fine executives who have demonstrated track records of success and who are ready to lead this great company for years to come. Together with the Board of Directors, I am here to support the senior leadership transition and to continue to do everything we can to return the company to profitability and to sustain and grow that profitability in the future.”
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Dr. James Thomson, Lead Independent Director, added: “The Board is grateful to Jim Wainscott for his 12 years of leading the company as President and CEO and his more than 20 years of contributions to AK Steel. Without Jim’s strong leadership of AK Steel during difficult times, AK Steel would be a very different company than the one it is today. His leadership, including rebuilding relationships, the investments and acquisitions he has led, and the company’s renewed commitment to research and innovation, has positioned AK Steel well for future success.”
Dr. Thomson continued, “The Board is pleased that we have strong internal leaders in Roger Newport and Kirk Reich who can craft and implement our strategy going forward. The Board congratulates both Roger and Kirk on their new leadership roles for the company and looks forward to working with them to enhance value for our shareholders and for all of the company’s constituents.”
Mr. Wainscott concluded, “It has been my honor and privilege to lead one of America’s and one of the world’s finest steel companies. I am proud of the fact that we rebuilt AK Steel into what it is today without using our retirees as currency. Notwithstanding some of the challenges we face in the days ahead, the company has a bright future and it is in very capable hands.”
Mr. Wainscott joined AK Steel as Vice President and Treasurer in 1995. He was named Chief Financial Officer in 1997, President, CEO and a member of the Board of Directors in 2003, and Chairman of the Board of Directors in 2006. Before joining AK Steel, Mr. Wainscott held a number of executive level positions with National Steel Corporation, and was elected Treasurer and Assistant Secretary of National Steel in 1993. In addition to his leadership of AK Steel, he serves as a member of the Board of Directors of Parker-Hannifin Corporation.
He is a former Chairman of the American Iron and Steel Institute (AISI) and past Chair of the Steel Market Development Institute. He has received AISI’s highest honor, the Gary Memorial Medal, for his life-long contributions to the North American steel industry. Mr. Wainscott currently serves as a member of the Board of Trustees of Xavier University, and he is a member of the Board of Directors of the United Way of Greater Cincinnati. He was the Chairman of the 2014 United Way of Greater Cincinnati Campaign. He also serves on the Campaign Board of the Ohio Cancer Research Associates, and is a past Chair of the Good Samaritan Hospital Foundation. He has been selected to receive the 2016 Lifetime Achievement Award from the Association for Corporate Growth in Cincinnati.
He graduated Magna Cum Laude from Ball State University with a Bachelor of Science degree in Accounting, and earned a Master of Business Administration degree from the University of Notre Dame. He has received a number of prestigious awards from these educational institutions, including the President’s Medal of Distinction from Ball State, and the Distinguished Alumni Award from Notre Dame.
Mr. Newport started his career with the company in 1985 in the accounting department. He advanced through a number of increasingly responsible finance, sales and marketing roles at the corporate headquarters and the company’s Middletown Works. He was named Controller in 2001, and Chief Accounting Officer in 2004. He was named Vice President, Business Planning and Development in 2010, and Vice President, Finance and Chief Financial Officer in 2012. He was named Senior Vice President, Finance and Chief Financial Officer in 2014, and Executive Vice President, Finance and Chief Financial Officer in 2015.
Mr. Newport is a member of the Board of Directors of the American Iron and Steel Institute and the World Steel Association, and Chairman of the Steel Market Development Institute CEO Group. He is also a member of the Board of the Cincinnati USA Regional Chamber. He serves on the Dean’s Executive Advisory Board for Xavier University’s Williams College of Business. He served as Group Chair, Special Projects for the 2014 United Way of Greater Cincinnati Campaign. He holds a BBA degree in Accounting from the University of Cincinnati and an MBA with honors from Xavier University.

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    Mr. Reich began his career with the company in 1989 in the engineering department at the company’s Middletown Works. He has extensive engineering, operations and maintenance experience, having led the company’s Middletown and Mansfield plants. He was named General Manager, Mansfield Works in 2000, General Manager, Middletown Works in 2006, Vice President, Specialty Steel Operations in 2010 and Vice President, Procurement and Supply Chain Management in 2012. He was named Senior Vice President, Manufacturing in 2014, and Executive Vice President, Manufacturing in 2015.
Mr. Reich is a member of the Board of Directors of the Atrium Medical Center Foundation.
He served as Group Chair, Regional Campaigns for the 2014 United Way of Greater Cincinnati Campaign. He holds a Bachelor of Science degree in Civil Engineering from The Ohio State University and an MBA from the University of Notre Dame.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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